Exhibit 99.2
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
$10 Million Convertible Financing
June 28, 2006 — New York, New York — CanArgo Energy Corporation (AMEX:CNR; OSE:CNR) (“CanArgo”) today announced that it has entered into a $10 million private placement of 12% Third Lien Convertible Guaranteed Notes due June 28, 2010 (the “Notes”) and warrants to purchase an aggregate of 12.5 million shares of CanArgo common stock (the “Warrants”) with the New York based investment firm, Persistency Capital, acting for the Cayman based fund, Persistency.
The Notes will be convertible in whole or in part into CanArgo common stock at a price of $1.00 per share, subject to certain anti-dilution adjustments, and will mature on the fourth anniversary of the closing. The Warrants are exercisable under certain conditions at a price of $1.00 per share, subject to adjustment, and expire on the second anniversary of the closing
The planned use of proceeds are for the advancement of CanArgo’s appraisal and development activities in Georgia including further development of the Ninotsminda Field, and appraisal of the Kumisi gas discovery.
CanArgo intends to file a registration statement with the SEC to register the shares of Common Stock underlying the Warrants and the Notes.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and in the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CANARGO ENERGY CORPORATION
Julian Hammond, VP Investor Relations
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com

USA
Sabin Rossi, VP External Affairs
CanArgo Energy Corporation
Tel: +1 617 973 6441
Fax: +1 617 973 6406
e-mail: info@canargo.com

NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 (22) 048206